EXHIBIT 6

JOINT FILING AGREEMENT

     Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this agreement is attached as Exhibit 6, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of each of the undersigned.

          This agreement may be executed in one or more counterparts.

Dated: September 23, 2002

FRANK H. PEARL

s/ Frank H. Pearl Name: Frank H. Pearl

PERSEUS 2000, L.L.C.

By: /s/ Kenneth M. Socha Name: Kenneth M. Socha Title: Senior Managing Director